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                                                                   Exhibit 10(l)

                                  Integra, Inc.
                                1060 First Avenue
                       King of Prussia, Pennsylvania 19406



                             As of November 17, 1999



Eric E. Anderson, Ph.D.


Dear Eric:

         This letter sets forth our agreement with you (the "CEO") on matters relating to your employment with Integra, Inc., a Delaware corporation (the "Company"), as its President and Chief Executive Officer.

         1. Your employment as President and Chief Executive Officer of the Company shall be governed by the terms hereof for an initial term commencing on November 17, 1999 (the "Effective Date") and ending December 31, 2002, unless sooner terminated by you or the Company as provided herein. This Agreement shall be automatically renewed for successive one (1) year terms upon the expiration of the initial term of this Agreement, or any renewal term of this Agreement, unless either the Company or the CEO gives the other party at least six (6) months written notice prior to the scheduled expiration of the initial term of this Agreement, or any renewal term of this Agreement, that such party does not intend to renew the Agreement. As President and Chief Executive Officer of the Company, the CEO shall perform such duties and responsibilities appropriate to such position as shall be assigned to the CEO by the Board of Directors of the Company. The CEO shall report to the Board of Directors of the Company. The CEO shall devote all his working time and efforts to the business of the Company. The CEO represents that the CEO is not bound by the provisions of any non-competition, confidentiality or similar agreement not heretofore disclosed by the CEO in writing to the Company.

         2.

         2.1 The CEO's salary shall be at a rate per annum of $240,000, payable in accordance with the normal payroll practices of the Company (the "Base Salary"). In addition, the CEO may be entitled to receive merit increases in salary during the term hereof in amounts and at such times as shall be determined by the Board of Directors of the Company in its sole discretion based on the CEO's performance. The CEO's salary shall be reviewed no less than once per year.

         2.2 The CEO shall be entitled to receive a bonus for calendar year 1999 in accordance with his current agreements with the Company.

         2.3 In addition to the CEO's salary, the CEO shall be entitled to payments pursuant to an annual bonus program commencing with calendar year 2000. Under the bonus
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program, the CEO shall have an annual bonus opportunity of up to seventy-five
(75%) percent of his Base Salary at the then current rate in effect (the "Bonus"). Bonus goals shall be mutually agreed upon between the CEO and the Compensation Committee of the Board of Directors of the Company within the first ninety (90) days of each calendar year for such year. Except as otherwise provided herein, the CEO must continue in the employment of the Company through the end of the applicable year in order to be entitled to a bonus for such year. The bonus award shall be paid in cash, not later than four weeks following the completion of the annual audit of the Company by the Company's independent accountants for the applicable year.

         2.4 As promptly as practicable after execution hereof, the Company shall cause to be granted to the CEO options to purchase an aggregate of 500,000 shares of common stock $.01 par value (the "Common Stock"), of the Company at an exercise price equal to the fair market value on the date of grant. The options shall be governed by the terms and conditions of the Company's 1999 Stock Option Plan, as it may be amended from time to time (the "Plan"), and of the stock option certificate issued to the CEO. Such options shall vest as follows: 25% on the date of grant and 25% per year over the three year period after the date of grant. The options shall vest in full upon a sale of all or substantially all the assets of the Company or upon the occurrence of a transaction (merger, consolidation, etc.) which results in the holders of the Common Stock prior to the transaction owning less than 50% of the Common Stock thereafter (a "Change in Control"). The options granted hereunder are in addition to any options heretofore granted under other stock plans of the Company. The CEO will be eligible for future option grants in the discretion of the Board's stock option committee.

         3. The CEO shall be entitled to participate in the employee benefit plans and programs offered by the Company from time to time applicable to executives of the Company, including group insurance and supplemental life and disability plans, subject to the provisions of such plans and programs from time to time in effect. The CEO shall be entitled to twenty days of paid time off per year plus sick leave, to accrue and to be taken in accordance with Company policy. In addition, commencing March 1, 2000, the Company shall lease an automobile for use by the CEO at the Company's expense at a monthly lease expense of approximately $600, shall pay for insurance for such leased vehicle and shall reimburse the CEO for gasoline, tolls and parking in connection with business related travel upon the presentation of proper accounts therefor in accordance with the Company's policies. During the term of this Agreement, the Company shall reimburse the CEO for the premiums due on his current long-term disability insurance policy.

         4. The CEO agrees that the CEO shall not, at any time, use any Confidential Information (as hereinafter defined) except in the regular course of the CEO's employment hereunder, or disclose any Confidential Information to any person or entity other than an employee or professional adviser of the Company. "Confidential Information" means any information of a confidential or proprietary nature relating to the business of the Company and its clients; provided, however, that Confidential Information shall not include information which (i) becomes generally available to the public other than as a result of an unauthorized disclosure by the CEO, (ii) was available to the CEO on a non-confidential basis prior to the CEO's employment with the Company or (iii) becomes available to the CEO on a non-confidential basis from a source other than the Company or any of its affiliates, provided that such source is not bound by a confidentiality agreement with the Company.
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         5. The CEO agrees that the CEO shall not, during the period of the
CEO's employment, and for a period of one year thereafter (the "Section 5 Period") following termination of the CEO's employment, whether by the CEO or by the Company, (a) engage, whether as principal, agent, investor (except as an owner of less than a 5% interest in a publicly held company), distributor, representative, stockholder, employee, consultant, volunteer or otherwise, with or without pay, in any activity or business venture anywhere in the United States which is directly competitive with the business of the Company or any other member of the Company Group (as hereinafter defined), (b) without written permission of the Company, solicit or entice or endeavor to solicit or entice away from the Company any person who was or is at the time of solicitation an employee of the Company or any other member of the Company Group, either for the CEO's own account or for any individual, firm or corporation, whether or not such person would commit any breach of his contract of employment by reason of leaving the service of the Company or any other member of the Company Group, (c) employ, directly or indirectly, any person who was an employee of the Company or any other member of the Company Group at the date of termination of the CEO's employment or within one (1) month prior to such date of termination, or (d) solicit or entice or endeavor to solicit or entice away from the Company or any other member of the Company Group, (i) any client or customer of the Company or
(ii) any corporation, individual or firm with which the Company or any other member of the Company Group, is, or has been during the last six (6) months of the CEO's employment with the Company or any other member of the Company Group in active negotiations in connection with becoming a client, customer, acquisition candidate, vendor, supplier or joint venture partner of the Company or any other member of the Company Group, either for the CEO's own account or for any individual, firm or corporation.

         For purposes hereof, "Company Group" shall mean, collectively, the Company and its subsidiaries, affiliates and parent entities operating from time to time in the same lines of business for which the CEO has had responsibility.

         6. In the event of a breach or threatened breach by the CEO of any of the provisions of Paragraphs 4 or 5 of this Agreement, the CEO hereby consents and agrees that the Company shall be entitled to seek an injunction or similar equitable relief from any court of competent jurisdiction restraining the CEO from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by the CEO under any of such provisions, without the necessity of showing any actual damage or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity which it may have.

         7.

         7.1 Upon the CEO's death, the Company will pay the CEO's estate or other legal representative the CEO's salary (at the annual rate then in effect) accrued to the date of death and not theretofore paid to the CEO. In addition, the CEO's estate or other legal representative shall be entitled to receive the CEO's annual bonus prorated to the date of death, but only if such bonus is earned. Such bonus, if any, shall be paid at the time set forth in Section 2.3. The rights and benefits of the CEO's estate or other legal representative under the benefit plans and programs of the Company shall be determined by reference to the provisions of
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such plans and programs of the Company at the time in effect. The estate or other legal representative of the CEO and the Company shall have no further rights or obligations under this Agreement.

         7.2 If the CEO shall become incapacitated by reason of sickness, accident or other physical or mental disability and shall for a period of sixty
(60) consecutive days be unable to materially perform his duties hereunder, with or without reasonable accommodation, the employment of the CEO hereunder may be terminated by the Company upon thirty (30) days' (the "Notice Period") notice to the CEO; provided, however, that the CEO's employment by the Company shall not be terminated pursuant to this Paragraph 7.2 if the CEO returns to work and is able to materially perform his duties hereunder during the Notice Period. In the event of such termination, the Company shall pay the CEO his salary (at the annual rate then in effect) accrued to the effective date of such termination and not theretofore paid to the CEO. In addition, the CEO shall be entitled to receive the CEO's annual bonus prorated to the effective date of termination, but only if such bonus is earned. Such bonus, if earned, shall be paid at the time set forth in Section 2.3. The CEO's rights under the benefit plans and programs of the Company shall be determined by reference to the provisions of such plans and programs at the time in effect. In the event of such termination, neither the CEO nor the Company shall have any further rights or obligations under this Agreement, except as set forth in Paragraphs 4, 5 and 6.

         7.3 The employment of the CEO hereunder may be terminated by the Company at any time during the term of this Agreement for Due Cause (as hereinafter defined). In the event of such termination, the Company shall pay to the CEO his salary (at the annual rate then in effect) accrued to the date of such termination and not theretofore paid to the CEO, and, after the satisfaction of any claim of the Company against the CEO arising as a direct and proximate result of such Due Cause, neither the CEO nor the Company shall have any further rights or obligations under this Agreement, except as provided in Paragraphs 4, 5 and 6. Rights and benefits of the CEO under the benefit plans and programs of the Company will be determined in accordance with the terms and provisions of such plans and programs. For purposes hereof, "Due Cause" shall mean (i) a material breach of any of the CEO's material obligations hereunder,
(ii) that the CEO, in carrying out his duties hereunder, has been guilty of (A) willful or gross neglect or (B) willful or gross misconduct, resulting in either case in material harm to any member of the Company Group (as hereinafter defined); or (iii) that the CEO has been convicted of (A) a felony or (B) any offense involving moral turpitude. In the event of an occurrence of an event constituting Due Cause under this Paragraph 7.3, the CEO shall be given written notice by the Company that it intends to terminate the CEO's employment for Cause under this Paragraph 7.3, which written notice shall specify in detail the act or acts upon the basis of which the Company intends so to terminate the CEO's employment. If the basis for such written notice is an act or acts described in clause (i) above and not involving moral turpitude, the CEO shall be given twenty (20) days to cease or correct the performance (or nonperformance) giving rise to such written notice and, upon failure of the CEO within such twenty (20) days to cease or correct such performance (or nonperformance), the CEO's employment by the Company shall automatically be terminated hereunder for Due Cause.

         7.4 The Company may terminate the CEO's employment at any time for whatever reason it deems appropriate; provided, however, that in the event that such termination is not pursuant to Paragraphs 7.1, 7.2 or 7.3, the Company shall pay to the CEO (i) severance pay
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in the form of salary continuation (at the annual rate then in effect) until the expiration of the lesser of the remaining term of this Agreement or a period of twelve (12) months (the "Salary Continuation Period") beginning on the date of termination of employment hereunder. If a termination shall occur hereunder within six (6) months of a Change in Control, then the Company shall pay the CEO his salary continuation benefit in a lump sum on the date of termination and the CEO shall be entitled to a continuation of the health, disability and life insurance benefits provided for herein at the Company's expense for a period of twelve (12) months. Except as provided herein, the CEO's rights and benefits under the benefit plans and programs shall be determined by reference to the provisions of such plans and programs at the time in effect. In the event of such termination, neither the CEO nor the Company shall have any further rights or obligations under this Agreement, except as set forth herein and in Paragraphs 4, 5 and 6. An election by the Company not to renew this Agreement made in accordance with the second sentence of Paragraph 1 shall not be treated as a termination pursuant to this Paragraph 7.4.

         7.5 Anything herein to the contrary notwithstanding, if the Company (i) demotes the CEO to a lesser position than provided in Paragraph 2; (ii) causes a material change in the nature or scope of the authorities, powers, functions, duties, or responsibilities attached to the CEO's position as described in
Section 2; or (iii) decreases the CEO's base salary or eliminates any of the benefits or perquisites provided for in this Agreement, then, within thirty (30) days after any occurrence set forth in clause (i), (ii) or (iii) above, the CEO may advise the Company in writing that the action (or inaction) constitutes a termination of his employment by the Company (other than for Due Cause), in which event the Company shall have thirty (30) days (the "Correction Period") in which to correct such action (or inaction). If the Company does not correct such action (or inaction) during the Correction Period, such action (or inaction) shall (unless consented to in writing by the Executive) constitute a termination of the CEO's employment by the Company pursuant to Paragraph 7.4 (Without Cause) effective on the first business day following the end of the Correction Period.

         8. This Agreement contains all the understandings and representations between the CEO and the Company pertaining to the subject matter hereof and supersedes all undertakings and agreements, whether oral or written, if any there be, previously entered into by the CEO and the Company with respect thereto.

         9. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the CEO and by a duly authorized representative of the Company.

         10. Any notice to be given hereunder shall be in writing and delivered personally or sent by certified mail, return receipt requested, addressed to the party concerned at the address indicated below or at such other address as such party may subsequently designate by like notice:
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         If to the Company:

                  Integra, Inc.
                  Suite 410
                  1060 First Avenue
                  King of Prussia, Pennsylvania  19406
                  Attention:  Chairman of the Board

         If to the CEO:
                  Eric E. Anderson, Ph.D.


         11. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the CEO shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

         12. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania applicable in the case of agreements made and entirely performed in such Commonwealth.

         13. Any controversy or claim arising out of or relating to this Agreement, or any breach hereof, shall, except as provided in Paragraph 6 hereof, be settled by arbitration in accordance with the rules of the American Arbitration Association then in effect and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be held in the Philadelphia, Pennsylvania metropolitan area.

         If the foregoing accurately sets forth our agreement, please indicate the CEO's acceptance hereof on the enclosed counterpart of this letter and return such counterpart to the Company.

                                      Very truly yours,

                                      INTEGRA, INC.



                                      By
                                         --------------------------------------
                                          Name:    Shawkat Raslan
                                          Title:   Chairman of the Board


Accepted:


--------------------------------------
         Eric E. Anderson, Ph.D.